Exhibit 10.155

Federated Hermes Co- Investment Scheme Rules 2024
Adopted by the Remuneration Assurance Committee on 18 January 2024

Exhibit 10.155
Contents

1.	Eligibility, Nature of Scheme and Definitions	1
2.	Other Definitions	6
3.	Participation Criteria & Selection of Funds	7
	Selection of Funds by Investment Professionals	8
	Selection of Funds for Non-Investment Professionals	8
	No change of investment choice permitted by Investment Professionals	8
4.	Closure & Rebalance of Funds	9
5.	Making of Awards	11
6.	Investment Professionals – Allocation of Initial Unit Value to the Funds	12
7.	Non-Investment Professionals – Allocation of Initial Unit Value to the Funds	13
8.	Vesting of Awards	14
9.	Determination of Final Unit Values	15
10.	Cessation of Employment	16
11.	Winding-up	17
12.	No payments until Vesting	18
13.	Cash Scheme Only	19
14.	Alterations to the Scheme	20
15.	Relationship with Service Contract and Other Employee Compensation Schemes	21
16.	Withholdings	22
17.	No Assignment	23
18.	Service of Documents	24
19.	Governing Law	25
20	US Section 409A / Foreign Jurisdictions	26
21.	Data Protection	28
22.	Malus & Clawback	29
23.	Personal Investment Strategies and Remuneration Regulation Complianc	30

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Exhibit 10.155
1.Eligibility, Nature of Scheme and Definitions
1.A person who is an Employee, and who is eligible to be considered for a bonus in respect of any Financial Year ending on or after 31st December of the relevant Financial Year will be required to irrevocably waive and forego their eligibility to be considered for part of the bonus and be granted an Award. No other person shall be entitled to be granted an Award.
2.In these rules the following words and expressions have the following meanings unless inconsistent with the context:

Aggregate Bonus	the aggregate of all bonuses which, but for the Scheme, an Employee would have been eligible to receive in respect of a Financial Year;
Award	a right to a cash payment to the Award Holder, pursuant to these Rules;
Award Holder	a person holding an Award, or his personal representatives, as the context may require;
Bad Leaver
an Award Holder who ceases to be employed within the Group in circumstances where he is not a Good Leaver (or gives or receives notice of such cessation) and, for the avoidance of doubt, this shall include where cessation is for Cause;

Board	the board of directors of the Company;
Cause
means (i) the Award Holder materially violating the ‘standards of conduct’; (ii) the Award Holder violating a term or terms of the Award or any employment contract; (iii) the Award Holder being insubordinate or engaging in unprofessional conduct directed at clients, customers, co-workers or management personnel; (iv) the Award Holder’s refusal to perform their duties in good faith and to the best of their ability (v) any wilful, negligent or grossly negligent conduct by the Award Holder which does or may result in damage to the professional reputation or capabilities of the Company; (vi) any wilfully negligent or grossly negligent conduct by the Award Holder which causes the Company to be the subject of scorn, disrespect, negative publicity or embarrassment; (vii) the Award Holder participates in or is responsible for conduct which results in significant losses to the Company. For the purposes of this definition, the Award Holder shall be in violation of the ‘standard of conduct’ if they do not abide by all rules, codes of conduct, regulations, policies, practices and procedures, which the Company (or, as applicable, another Group Company) may operate and may amend from time to time, and all applicable compliance, legal and regulatory requirements (whether domestic, foreign or local) including appropriate standards of fitness and propriety;

Clawback
the recovery from a Participant of some or all of the value of an Award where the Award has already Vested or been delivered to the Participant in accordance with the Remuneration Risk Adjustment Policy and Remuneration Policy;

Closed Fund	any fund (being a Managed Fund or a fund which constituted part of the Growth Fund) which has closed at any time during the year ending on the commencement of a Rebalancing Period;
Closure Date	the date upon which a Closed Fund closed (and in the event of any dispute as to such date, the Senior Management Team’s determination shall be final and binding on all parties);
Closure Investment Return
in respect of a Unit comprised in an Award where any amount of the Initial Unit Value is invested in a Closed Fund (including a Closed Fund that is a Managed Fund), the Investment Return on such amount as at the Closure Date;

Company	Federated Hermes Limited;
Deferred Amount	an amount calculated in relation to an Aggregate Bonus (and notified to an Award Holder in the relevant Financial Year’s annual compensation review statement) as follows:

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Status of Participant	Has the RAC exercised discretion under Rule 3.10 to apply rule 3.2?	Rule
Not a regulated Employee	No applicable	Rule 3.2
Regulated Employee	Yes	Rule 3.2
	No	Rule 3.3 or 3.4 (as appropriate)

Effective Date	1 March immediately following the end of the Financial Year in respect of which the Award Holder’s Aggregate Bonus is subject to Rule 3.1, unless another date is specified via the Online Award Portal;
Employee	an employee of the Company or another Group Company (including a US Employee);
Final Unit Value
an amount ascribed to a Unit relating to an Award in accordance with Rule 9, being one of:
(a)the amount ascribed to Unit 1 (the “Final Unit 1 Value”);
(b)the amount ascribed to Unit 2 (the “Final Unit 2 Value”);
(c)the amount ascribed to Unit 3 (the “Final Unit 3 Value”) ;

Financial Year	a financial year of the Company (as determined in accordance with the provisions of section 390 of the Companies Act 2006;
First Vesting Date	the first anniversary of the Effective Date of an Award;
Fixed Remuneration
the total amount for a Financial Year of an Employee’s base salary, pension, and any other corporate benefits, which primarily reflects the Employee’s professional experience and organisational responsibility as set out in the Employee’s job description and the terms of their contract of employment; all components are permanent, pre- determined, non-discretionary, non-revocable and not dependent on performance;

Fully Regulated Material Risk Taker	any Employee who is a Material Risk Taker to whom proportionality does not apply as set out in accordance with the Remuneration Policy;
Good Leaver
an Award Holder who ceases to be employed within the Group as a result of, redundancy, or ill-health or disability (in either case evidenced to the satisfaction of the Company), or death, or any other reason as the Company so determines in its absolute discretion in any particular case;

Group	the Company and its subsidiaries (within the meaning of section 1159 of the Companies Act 2006) and “Group Company” shall be construed accordingly;
Growth Fund
in respect of any Financial Year, the basket of separate funds identified on the relevant Online Award Portal as forming the Growth Fund, subject to any rebalancing or other amendment pursuant to Rule 4;

Initial Unit Value
an amount ascribed to a Unit relating to an Award in accordance with Rule 5.3 and specified in the Award Holder’s Online Award Portal, being one of:
the amount ascribed to Unit 1 (the “Initial Unit 1 Value”); the amount ascribed to Unit 2 (the “Initial Unit 2 Value”); the amount ascribed to Unit 3 (the “Initial Unit 3 Value”);

Investment Professional	A Participant engaged in portfolio management of funds;
Investment Return
in respect of any amount of an Initial Unit Value invested in a fund (including a Managed Fund) (“Seed Amount”) in relation to a particular Award, the amount of money that would be paid out of such fund to the Award Holder as at the relevant date proscribed

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by these Rules (taking into account the provisions of Rule 4 and all gains and losses accrued in relation to the Seed Amount and net of any management fees) if such fund was closed and, for the purpose of this definition, “fund” means any Managed Fund specified on the relevant Online Award Portal and, in relation to the Growth Fund, each separate fund set out on the relevant Online Award Portal, but in all cases, taking account of Rule 4.7;

Malus	the reduction or cancellation of a deferred Award where the Award has not yet vested in accordance with the Remuneration Risk Adjustment Policy and Remuneration Policy;
Managed Funds	the fund or funds directly managed by an Investment Professional;
Mandatory Percentage	the Remaining Percentage divided by the number of Managed Funds;
Material Risk Taker
any Employee who has been identified by the Company in respect of the Financial Year in question as being one whose professional activities have a material impact on the risk profile of the Company or Group, or of the assets that the Company or Group manages as set out in the Remuneration Policy;

Non-Investment Professional	an Employee who is not an Investment Professional;
Online Award Portal	the “Intertrust Classic Awards” online portal, or such other online portal as is used for the purposes of the Scheme, which contains the detail of an Award Holder’s Awards;
Overseas Equivalent
the equivalent of any sum stipulated in Sterling in these Rules in the currency in which the Participant whose Aggregate Bonus is being applied for the purpose of Rule 3.2,
3.3 or 3.4 (as the case may be) is normally paid using, for this purpose, the 12 month average interbank exchange rate for exchanging Sterling into that currency measured over the relevant Financial Year or such other rate of exchange as the Senior Management Team deems appropriate;

Participant	an Employee eligible to participate in the Scheme in respect of a Financial Year in accordance with Rule 1.1;
Participation Criteria	the criteria for participation in the Scheme for a Financial Year as set out in Rule 3;
Principles of Proportionality
the principles of proportionality to remuneration policies of AIFM and MIFIDPRU as referred to in the AIFM Remuneration Code at SYSC 19B.1.1A(2) and MIFIDPRU Remuneration Code at SYSC 19G.1.1 of the Financial Conduct Authority Handbook;

Rebalancing Period
either:
where the Senior Management Team has not exercised its discretion pursuant to Rule 4.8, the period of 30 days ending on 1 March; or
where the Senior Management Team exercises that discretion, the period of 30 days commencing on the date determined by the Senior Management Team pursuant to Rule 4.8;

Remaining Percentage	the percentage remaining after deducting from 100 per cent, the Selected Percentage (which may be zero);
Remuneration
any form of an Employee’s remuneration, whether Fixed Remuneration or Variable Remuneration, including salary, discretionary pension benefits and benefits of any kind payable to them by virtue of their employment by any Group Company;

Remuneration Assurance Committee (RAC)	Committee as appointed by the Board to have oversight of remuneration policy & practice
Remuneration Policy	The Remuneration Policy of the Company as in force from time to time;
Remuneration Risk Adjustment Policy	The risk adjustment policy as adopted by the Board on 21 March 2023 and as subsequently amended from time to time;
Replacement Fund	a fund selected at the sole discretion of the Senior Management Team to replace a Closed Fund;
Repudiatory Event	any one or more of the following:

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the Award Holder has participated in or was responsible for conduct which resulted in significant losses to a Group Company;
the Award Holder has failed to meet appropriate standards of fitness and propriety;
the Company has reasonable evidence of fraud or material dishonesty by the Award Holder;
the Company has become aware of any material wrongdoing on the part of the Award Holder;
the Award Holder has acted in any manner which in the opinion of the Company has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company;
there is a breach of the Award Holder’s employment contract that is a potentially fair reason for dismissal;
the Award Holder is in breach of a fiduciary duty owed to any Group Company or any client or customer of any Group Company;
the Award Holder participates in a ‘lift out’ of a team or group of Employees, or whether alone or with others entices or otherwise encourages a team or group of Employees to move to another firm;
an Award Holder who has ceased to be an Employee was in breach of his or her employment contract or fiduciary duties in a manner that would have prevented the grant or Vesting of the Award had the Company been aware (or fully aware) of that breach, and which the Company was not aware (or not fully aware) until after both:
the Award Holder’s ceasing to be an Employee; and
the time Award Vested; or
there was a material error in determining:
whether the Award should be granted; or the size and nature of the Award;
a Group Company mis-stated any financial information (whether or not audited) for any part of any financial year that was taken into account in determining:
whether the Award should be made; or the Deferred Amount of the Award; or
a Group Company or business unit that employs or employed the Award Holder, or for which the Award Holder is responsible, has suffered a material failure of risk management;

Rules	the rules of the Scheme as set out herein and as may be amended from time to time;
Scheme	the co-investment scheme described by the Rules;
Second Vesting Date	the second anniversary of the Effective Date of an Award;
Section 409A	Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;
Selected Percentage
a percentage (not exceeding fifty per cent) of a Participant’s Deferred Amount specified by them via the Online Award Portal pursuant to Rule 3.7, to be notionally invested in the Growth Fund (or zero, if no percentage is specified);

Senior Management Team	the committee comprising those executive directors as designated from time to time by the Chief Executive Officer of the Company and such other individual or individuals as he or she shall determine;
Subsisting	an Award shall be treated as subsisting to the extent that it has not Vested or lapsed in respect of any Unit, and “Subsist” and “Subsisted” shall be construed accordingly;
Third Vesting Date	the third anniversary of the Effective Date of an Award;

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Unit
a notional unit subject to an Award for the purpose of determining the amount of the cash payment that may be made to the Award Holder on Vesting of the Award being, as the context requires, any of the following:

(a)Unit 1; (b)Unit 2; (c)Unit 3; and references to “each of the Units” shall be construed as meaning each of Unit 1, Unit 2 and Unit 3;
US Employees	Employees or Award Holders resident in or subject to taxation under the laws of the United States of America;
Variable Remuneration
any Remuneration that is received by an Employee, in respect of a Financial Year that does not constitute Fixed Remuneration but rather is based on performance or, in exceptional cases, other conditions; it includes, where relevant to the Employee, carried interest and discretionary pension benefits; performance-based Variable Remuneration reflects the long-term performance of the Employee as well as performance in excess of their job description and the terms of their contract of employment;

Vest
in relation to an Award, means the Award Holder becoming entitled to a payment in respect of the Award (by reference to one or more Units comprised in it) in accordance with the Scheme, and “Vested” and “Vesting” shall be construed accordingly;

Vesting Date
in relation to an Award, means a date on which an Award Vests, being any of the First Vesting Date, the Second Vesting Date or the Third Vesting Date (according to the context) or any other date on which it Vests and “Vesting Dates” shall be construed accordingly.

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2.Other Definitions
In these Rules:
(a)words denoting the singular shall include the plural and vice versa;
(b)references to 'business days' are to business days when banks are open in London;
(c)references to 'Schedule' are to the Schedules to these Rules;
(d)references to a Rule are a reference to a rule of this Scheme;
(e)descriptive headings to Rules are for convenience only, have no legal effect and shall be ignored in interpreting of these Rules; and
(f)the expression, “ceases to be a Service Provider” shall, subject to Rule 20, be construed as meaning an Employee ceasing to be an employee within the Group

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3.Participation Criteria & Selection of Funds
3.1.For any Financial Year for which a Participant is eligible to participate in the Scheme (including where they receive Variable Remuneration), they shall irrevocably waive and forego (so as to have no entitlement to receive) the Deferred Amount of their Aggregate Bonus before any part of that Aggregate Bonus is received by them (or deemed to have been received by them for tax purposes). References in this Rule to Aggregate Amount, Deferred Amount, Participant and Variable Remuneration shall be construed accordingly.
3.2.Subject to Rule 3.5, the Deferred Amount for any Participant who is not a Fully Regulated Material Risk Taker (irrespective of whether they are an Investment Professional or a Non-Investment Professional), is the sum of the Deferred Percentages of the corresponding Co-Investment Thresholds of the Table below.

Co-Investment Thresholds	Deferred Percentage
Any part of the Aggregate Bonus not exceeding £150,000 (or the Overseas Equivalent) if bonus is equal to or greater than £75,000	10%
Any part of the Aggregate Bonus exceeding £150,000 (or the Overseas Equivalent) but not exceeding £300,000 (or the Overseas Equivalent)	30%
Any part of the Aggregate Bonus exceeding £300,000 (or the Overseas Equivalent)	50%
so that, for example (and as an aid to the interpretation of this Rule), an Investment Professional not being a Fully Regulated Material Risk Taker who would otherwise have been entitled to an Aggregate Bonus of £500,000 would irrevocably waive and forego
£160,000 of that Aggregate Bonus, being the sum of £15,000, £45,000 and £100,000.
3.3.Subject to Rules 3.5 and 3.10, where a Participant is a Fully Regulated Material Risk Taker (irrespective of whether they are an Investment Professional or a Non-Investment Professional) and they receive Variable Remuneration of less than £500,000, their Deferred Bonus is the higher of:
(a)the amount determined by applying Rule 3.2 to their Aggregate Bonus; or
(b)40% of their Aggregate Bonus.
3.4.Subject to Rules 3.5 and 3.10, where a Participant is a Fully Regulated Material Risk Taker (irrespective of whether they are an Investment Professional or a Non-Investment Professional) and they receive Variable Remuneration of £500,000 or more, the Deferred Amount is the higher of:
(a)the amount determined by applying Rule 3.2 to their Aggregate Bonus; or
(b)60% of their Aggregate Bonus.
3.5.Notwithstanding Rules 3.2, 3.3 and 3.4, the minimum Deferred Amount shall, in cases where the Participant is not a Fully Regulated Material Risk Taker, be £7,500 (or the Overseas Equivalent), so that, for the avoidance of doubt, if applying Rule 3.2, 3.3 or 3.4 results in a Deferred Amount of less than £7,500 (or the Overseas Equivalent), any waiver of that Deferred Amount shall be ignored and no Award shall be granted in respect of the Aggregate Bonus.

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Selection of Funds by Investment Professionals
3.6.Each Participant who is an Investment Professional will have 100% of their Deferred Amount invested into their Managed Funds in such proportions as are set out in Rule 6.2 where there is more than one Managed Fund, unless they specify otherwise via their Online Award Portal in accordance with Rule 3.7.
3.7.If (after the application of Rule 3.6) an Investment Professional (who is not a Fully Regulated Material Risk Taker) so chooses, they may specify via their Online Award Portal, a percentage (not exceeding 50%) of their Deferred Amount which they wish to invest into the Growth Fund, provided that the remainder is invested into their Managed Funds. An Investment Professional (who is a Fully Regulated Material Risk Taker) must comply with the Remuneration Policy when specifying any investment into the Growth Fund.

Selection of Funds for Non-Investment Professionals
3.8.Each Participant who is a Non-Investment Professional will have 100% of their Deferred Amount invested into the Growth Fund.

No change of investment choice permitted by Investment Professionals
3.9.For the avoidance of doubt, once an Investment Professional Participant has complied with the provisions of Rules 3.6 and 3.7, they shall in no circumstances be entitled to, or permitted to, alter the decisions made as to the allocation of the Deferred Amount as between the relevant funds. Any attempt by a Participant to alter the decisions made shall be null and void for all purposes.

Proportionality
3.10.If a Participant is a Fully Regulated Material Risk Taker, the Company may, in its discretion, having regard to the Principles of Proportionality, determine that Rule 3.2 shall apply for the purpose of determining their Deferred Amount instead of Rule 3.3 or 3.4.

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4.Closure & Rebalance of Funds
4.1.Notwithstanding Rule 3.9, at any time during a Rebalancing Period, the Senior Management Team may, in its sole discretion:
(a)replace any Closed Fund with a Replacement Fund; and/or
(b)rebalance the Growth Fund in accordance with Rule 4.2
4.2.The Senior Management Team may change the percentage allocation as between each of the funds comprised in the Growth Fund in any way it deems fit, provided always, that the aggregate of all such percentage allocations after such change, is 100 per cent.
4.3.For the avoidance of doubt, and notwithstanding any other Rule,:
(a)no Closed Fund may be replaced with a Replacement Fund pursuant to Rule 4.1(a); and
(b)no change of the percentage allocations in respect of the Growth Fund pursuant to Rule 4.2 shall take place except during a Rebalancing Period.
4.4.Notwithstanding Rule 3.9, if a fund specified on the relevant Online Award Portal becomes a Closed Fund:
(a)the Closure Investment Return shall be calculated;
(b)if during the relevant Rebalancing Period, the Senior Management Team determines that it shall replace the Closed Fund with a Replacement Fund in accordance with Rule 4.1(a), an amount equal to the Closure Investment Return (referred to in Rule 4.4(a)) will be invested in the Replacement Fund as soon as reasonably practicable (but in any event during the relevant Rebalancing Period);
(c)if during the relevant Rebalancing Period, the Senior Management Team fails to determine a Replacement Fund for that Closed Fund in accordance with Rule 4.1(a), an amount equal to the Closure Investment Return (referred to in Rule 4.4(a)) shall be divided by the number of funds (other than the Closed Fund) specified on the relevant Online Award Portal which remain in existence at the Closure Date (provided that there is one or more such funds) and the resulting sum invested, for and on behalf of the Award Holder, in each and every one of such remaining funds with effect from the last day of the relevant Rebalancing Period, save that where the Closed Fund is a fund which constituted part of the equities comprising the Growth Fund, an amount equal to the Closure Investment Return (referred to in Rule 4.4(a)) shall be divided by the number of equity funds (other than the Closed Fund) comprised within the Growth Fund, as the case may be, specified on the relevant Online Award Portal which remain in existence at the Closure Date of the Closed Fund and the resulting sum invested, for and on behalf of the Award Holder, in each and every one of such remaining equity funds with effect from the last day of the relevant Rebalancing Period; and
(d)the Company shall notify each Award Holder whose Award is affected by this Rule
4.4 (in writing, whether by email or otherwise) of the closure of the Closed Fund (including any adjustment to the percentage allocations of the monies invested as between the remaining funds) and the revised allocations shall, unless (and until replaced pursuant to this Rule 4.4(d) or 4.5(b)), be treated as the relevant and only allocations in respect of the Award.
4.5.If the Senior Management Team determines that there should be a rebalancing pursuant to Rule 4.2, then in respect of each Award affected:

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(a)the Investment Return for each and every fund specified on the relevant Online Award Portal shall be calculated as at the date of that determination and the aggregate of the Investment Returns for all those funds shall immediately thereafter be treated as invested in the funds concerned in accordance with the percentages determined by the Senior Management Team pursuant to Rule 4.2; and
(b)the Company shall notify each Award Holder whose Award is affected by the foregoing provisions of this Rule 4.5 via the relevant Online Award Portal of the revisions necessary to reflect the rebalancing.
4.6.For the avoidance of doubt, the references to “each and every one of such remaining funds” in Rule 4.4 and the reference to “each and every fund specified on the relevant Online Award Portal”, in Rule 4.5(a) shall, in relation to the Growth Fund, be taken to mean each fund specified as being comprised in it (including each separate sub-fund comprising its equity element) as the case may be and which is set out on the relevant Online Award Portal.
4.7.Notwithstanding any other provision of these Rules, if a fund becomes a Closed Fund, unless and until its Closure Investment Return is dealt with in accordance with either Rule 4.4(b) or 4.4(c), the Closure Investment Return shall be used for all purposes under the Scheme, including but not limited to the determination of any payment to be made to an Award Holder on the Vesting of an Award.
4.8.Where a fund specified on the relevant Online Award Portal (being a Managed Fund or a fund which constituted part of the Growth Fund) has closed, the Senior Management Team may, in its sole discretion, decide to commence a Rebalancing Period on any date following the Closure Date. If it commences in relation to a particular Closed Fund, then for the avoidance of doubt, any Rebalancing Period which commences after the Closure Date shall not trigger a further operation of Rule 4.4. The Senior Management Team shall not be obliged to exercise its discretion pursuant to this Rule 4.8 in any Award Holder’s favour and whether or not such discretion is exercised is a matter which shall be solely and absolutely determined by the Senior Management Team.

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5.Making of Awards
5.1.Following a Participant’s selection of funds under Rule 3.6 or Rule 3.7 (as applicable) the Company will make an Award to the Participant.
5.2.Each Award shall be granted over three Units, being Unit 1, Unit 2 and Unit 3.
5.3.The Deferred Amount in respect of an Award shall be subdivided into three equal amounts.
5.4.Each of the three amounts determined in accordance with Rule 5.3 shall be notionally ascribed to a particular Unit subject to the Award.

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6.Investment Professionals – Allocation of Initial Unit Value to the Funds
6.1.The following provisions apply in relation to Units comprised in an Award made for a Financial Year to an Investment Professional.
6.2.Where the Investment Professional has chosen not to invest in the Growth Fund pursuant to Rule 3.7:
(a)50% of the Initial Unit Value for each Unit shall be divided equally by the number of Managed Funds (as set out on the relevant Online Portal) and an amount equal to the sum resulting from such calculation shall be the amount that is invested into that Managed Fund for the purpose of the Award; and
(b)50% of the Initial Unit Value for each Unit may be invested into such Managed Funds (and in such proportions) as the Investment Professional chooses via the Online Award Portal. To the extent the Investment Professional does not make a choice in respect of any part of the Initial Unit Value under this Rule 6.2(b) then that amount shall instead be invested equally across all of the Managed Funds on the same basis as set out in Rule 6.2(a).
6.3.Where the Investment Professional has expressed their wishes in accordance with Rule
3.7 to invest in the Growth Fund:
(a)an amount equal to the Selected Percentage of the Initial Unit Value for each Unit relating to that Award will be notionally invested in the Growth Fund in accordance with those wishes; and
(b)in relation to each of the Managed Funds chosen by the Award Holder via the Online Award Portal, an amount equal to the Mandatory Percentage of the Initial Unit Value will be notionally invested in the specified Managed Fund(s), provided that at all times at least 50% of the Initial Unit Value for each Unit is invested equally across the Investment Professional’s Managed Funds in accordance with Rule 6.2(a).

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7.Non-Investment Professionals – Allocation of Initial Unit Value to the Funds
7.1 In relation to Units comprised in an Award made to a Non-Investment Professional for a Financial Year in accordance with Rule 3.8, the Initial Unit Value for each Unit shall be invested in the Growth Fund.

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8.Vesting of Awards
8.1.Except as otherwise set forth in the Scheme, an Award shall Vest as follows:
(a)in respect of Unit 1, on the First Vesting Date;
(b)in respect of Unit 2, on the Second Vesting Date; and
(c)in respect of Unit 3, on the Third Vesting Date.
8.2.The Company shall, subject to Rule 22, make a cash payment to the Award Holder whose Award had Vested in the next available payroll after the date that the Final Unit Values relating to the Units in respect of which Vesting has taken effect, are determined by the Senior Management Team. The payment shall be subject to deductions or withholdings pursuant to Rule 16.

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9.Determination of Final Unit Values
9.1 Each Final Unit Value relating to a Unit comprised in an Award shall, subject to Rule 4.7, be an amount equal to the aggregate of the Investment Return for each and every fund in which part of the Initial Unit Value relating to the same Unit is invested as at the last day of the month immediately preceding the Vesting Date.

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10.Cessation of Employment
10.1    If an Award Holder is a Good Leaver, all their Subsisting Awards shall immediately Vest.
10.2    If an Award Holder is a Bad Leaver, all their Subsisting Awards shall immediately lapse.

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11.Winding-up
If:
(a)the Company passes a resolution for a voluntary winding-up of the Company; or
(b)an order is made for the compulsory winding up of the Company, all Subsisting Awards shall Vest unless the Company decides otherwise in its sole discretion.

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12.No payments until Vesting
12.1    No payment shall be due pursuant to an Award, and no payment shall be made under the Scheme in respect of it, until it has Vested.

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13.Cash Scheme Only
13.1 For the avoidance of doubt, an Award does not give the Award Holder an interest in any fund or an actual right to acquire an interest in any fund nor any right to demand a cash payment in respect of his Award other than in accordance with the Rules.

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14.Alterations to the Scheme
14.1.Subject to Rule 14.5 and Rule 20, the Company may at any time alter or add to any of the provisions of this Scheme in any respect PROVIDED THAT, no such alteration or addition shall take effect so as to materially adversely affect the existing rights of any person other than the Company in relation to any Awards which have already been made.
14.2.The Senior Management Team may from time to time establish procedures for the administration and implementation of this Scheme as it thinks fit and in the event of any dispute or disagreement as to the interpretation of this Scheme or of any such rules, regulations or procedures or as to any question or right arising from or related to this Scheme, the decision of the Senior Management Team shall be final and binding upon all persons.
14.3.As soon as reasonably practicable after any alteration or addition is made under this Rule 14, the Senior Management Team shall give notice in writing thereof to any Award Holder thereby affected.
14.4.The Company may at any time resolve to terminate the Scheme in which event no further Awards shall be granted but the provisions of the Scheme shall, in relation to Subsisting Awards, continue in full force and effect.
14.5.Notwithstanding Rule 14.1, and subject to Rule 20, the Company may make any alteration or addition to any of the provisions of the Scheme without obtaining the consent of any Award Holder, if such amendment is a minor alteration or addition to benefit the administration of the Scheme or is to take account of a change in legislation or is for the purpose of obtaining or maintaining favourable tax, exchange control or regulatory treatment for any Award Holder, the Company or any member of its Group, provided always that with respect to Award Holders who are US Employees, no such alteration or addition shall result in the Award violating Section 409A.

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15.Relationship with Service Contract and Other Employee Compensation Schemes
15.1.The grant of an Award does not form part of an Award Holder’s contract of employment with any Group Company or his entitlement to remuneration or benefits pursuant to his contract of employment or other terms of engagement and it shall not confer on them any legal or equitable rights (other than those constituting the Awards themselves) against any Group Company, directly or indirectly, or give rise to any cause of action in law or in equity against any Group Company, nor does the existence of a contract of employment between any person and any Group Company give such person any right or entitlement to receive an Award or any expectation that an Award might be granted to them whether subject to any conditions or at all.
15.2.The rights and obligations of any person under the terms of their contract of employment with the Company (or any other Group Company) shall not be affected by his participation in the Scheme.
15.3.The benefits to Participants under the Scheme shall not form any part of their wages or remuneration or count as pay or remuneration for pensionable pay or other purposes (except as required by law).
15.4.An Award Holder who ceases to be an Employee for any reason whatsoever shall not be entitled to any rights or additional rights to compensation or damages in respect of any loss of the opportunity to benefit from any rights or entitlement, whether existing or prospective, arising under or relating to this Scheme (whether or not such cessation is ultimately held to be wrongful or unfair).
15.5.By accepting the grant of an Award, an Award Holder shall be deemed to have agreed to the foregoing provisions of this Rule 15.

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16.Withholdings
16.1 Where, in relation to an Award, any Group Company (or company that was a Group Company) is liable, or is in accordance with current practice believed by the Company to be liable, to deduct and/or account to any revenue or other authority for any sum in respect of any liability of the Award Holder for tax or employee’s national insurance contributions and/or other social security payments, any of those companies shall be entitled to deduct (or procure a deduction) from any payment to the Award Holder (whether pursuant to the Scheme or otherwise), an amount in respect of such liability before the payment is made.

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17.No Assignment
17.1.The benefit of an Award may not be assigned to any person. If an Award Holder attempts to assign, charge or pledge any Award held by him, the Award shall immediately lapse and the Award Holder shall not be entitled any rights or entitlements whatsoever in respect of that Award.

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18.Service of Documents
18.1.Except as otherwise provided in these Rules, any notice or document to be given by, or on behalf of, the Company to any person in accordance or in connection with the Scheme shall be in writing and shall be duly given by:
(a)delivering it to him at his place of work;
(b)sending it through the post to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or
(c)sending it by email to that person’s work email address (or personal email address provided by them to any Group Company for this purpose or in connection.
18.2.Any notice in writing or document to be submitted or given to the directors of the Company or to the Company in accordance or in connection with this Scheme may be delivered by hand or sent by post, DocuSign or facsimile transmission but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the directors of the Company and whose name and address is notified in writing to Participants.

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19.Governing Law
19.1    Except as set forth below, the formation, existence, construction, performance, validity and all aspects whatsoever of the Scheme, any term of the Scheme and any Award granted under it shall be governed by English law. The English courts shall have jurisdiction to settle any disputes which may arise out of or in connection with the Scheme.

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20.US Section 409A / Foreign Jurisdictions
20.1    To the extent applicable to a Participant, Awards under the Plan are intended to be excepted from Section 409A under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4), and shall be administered, interpreted and construed in a manner necessary to comply with such exception (or disregarded to the extent such provision cannot be so administered, interpreted or construed). To the extent the Company agrees to pay an incentive award in connection with a Participant’s termination of employment, or under any other circumstance where such compensation becomes vested and is no longer subject to a substantial risk of forfeiture, any such payment shall be made within the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4). For this purpose, the applicable 2½ month period (commonly referred to as the “short-term deferral period”) is the period ending on the later of (i) the 15th day of the third month following the end of the Participant’s first taxable year in which the right is no longer subject to a substantial risk of forfeiture, or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right is no longer subject to a substantial risk of forfeiture.
20.2    Notwithstanding the foregoing provisions of the Rule 20, if any benefit provided under the Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan and any applicable Award documentation shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed), and the following provisions shall apply, as applicable:
(a)For purposes of Section 409A of the Code, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be administered, interpreted and construed accordingly. With respect to payments payable upon a termination of employment or service, such payment shall only be made to the extent the Participant has experienced a separation from service (within the meaning of Section 409A). Whether a Participant has experienced a separation from service shall be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(b)If a Participant is a “specified employee” (as defined in Section 409A and determined in accordance with the procedures established by the Company) and a payment to the Participant is due upon separation from service, such payment shall be delayed for a period of six (6) months after the date of the Participant’s separation from service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of separation from service unless another compliant date is specified in the applicable award agreement.
20.3    The Company reserves the right to amend the Plan or any applicable Award documentation, without the consent of the Participant, issued thereunder to the extent it determines such amendment is necessary in order to comply with Section 409A of the Code (or exception thereto). In no event shall the Company, a Group Company or any of their officers, employees, directors, shareholders or affiliates, including, but not limited to, any member of the Company or the Senior Management Team, have any liability to

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any Participant (or any other person) due to the failure of the Plan or any benefit provided thereunder to satisfy the requirements of Section 409A or any other applicable law.
20.4    In order to facilitate participation in the Plan by Employees who are subject to the tax laws of the United States or other foreign jurisdictions, the Company may approve such addenda, subplans and/or supplemental terms and conditions as the Company shall deem necessary or desirable to accommodate differences in the substantive laws and customs of a foreign jurisdiction.

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21.Data Protection
21.1 Personal data relating to Participants and any individuals who may be eligible to participate in the Scheme may be collected, processed and transferred for any purpose relating to the operation of the Plan in compliance with any Applicable Laws and any data privacy notice and/or policies of any Group Company in force from time to time. For this purpose, "Applicable Laws" means the Listing Rules published by the Financial Conduct Authority, the City Code on Takeovers and Mergers, the Market Abuse Regulation (EU) 596/2014 or any other relevant UK or overseas regulation or enactment.

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22.Malus & Clawback
22.1    Notwithstanding any other provision of this Scheme, if:
(a)a Repudiatory Event occurs at any time before an Award Vests; or
(b)a Repudiatory Event (at any time during the Vesting period or during the period of 3 years following Vesting) first comes to the attention of the Company after the Award Vested,
Malus and/ or Clawback (as applicable) may be applied in accordance with the Remuneration Policy as well as the Remuneration Risk Adjustment Policy.
22.2    For the avoidance of doubt, the Company will consider the application of Malus and/ or Clawback in situations where the individual has i) participated in or was responsible for conduct which resulted in significant losses to the firm; and/or ii) failed to meet appropriate standards of fitness and propriety.
22.3    Malus will be applied when, as a minimum:
•there is reasonable evidence of employee misbehaviour or material error;
•the firm or the relevant business unit suffers a material downturn in its financial performance; or
•the firm or the relevant business unit suffers a material failure of risk management.
22.4    Clawback will be applied in cases of fraud or other conduct with intent or gross negligence which lead to significant losses.

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23.Personal    Investment    Strategies    and    Remuneration Regulation Compliance
23.1    All employees are prohibited from undertaking all forms of personal hedging strategies or remuneration or liability-related contracts of insurance to undermine the risk- alignment effects embedded in their remuneration arrangements and the Company maintain effective arrangements designed to ensure that employees comply with this undertaking. This prohibition is included in the terms of individual awards.
23.2    The Company ensures that Variable Remuneration is not paid through vehicles or methods that would result in a breach of the Remuneration Policy.

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